EXHIBIT 99.1

[LAKES ENTERTAINMENT, INC. LOGO]	NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:

Friday, January 14, 2005

LAKES ENTERTAINMENT, INC. ANNOUNCES
FAVORABLE FEDERAL COURT RULING RELATED TO
SHINGLE SPRINGS PROJECT

Minneapolis, January 14, 2005 – Lakes Entertainment, Inc. (Nasdaq “LACO”) today announced that the United States District Court for the Eastern District of California has issued a favorable ruling with respect to the casino development planned by the Shingle Springs Rancheria.

This federal lawsuit was filed by El Dorado County (the county in which the reservation is located) and challenged the validity of the Environmental Assessment prepared under National Environmental Protection Act by the National Indian Gaming Commission, as required for the approval of the management contract, and as required by the Bureau of Indian Affairs for construction of the road which would allow access to the Rancheria and site of proposed casino project. The federal lawsuit also challenged the validity of the Tribe and the qualification of the Rancheria as Indian lands which would allow gaming. Favorable decisions have previously been reached by the federal court on both of those issues.

A separate California state court case regarding the project is pending. In that case, El Dorado County sued the California Department of Transportation to block construction of the Highway 50 interchange which would allow access to the Shingle Springs Band’s Rancheria for construction of the casino under state environmental standards. A ruling by the trial court in that case is on appeal in the State of California’s 3rd District Court of Appeal.

Lyle Berman, Chairman and CEO of Lakes stated, “We are extremely pleased with the Federal Court’s decision, which puts the Tribe in a position to move forward with its casino project once the remaining lawsuit now pending in state court is successfully resolved.” Mr. Berman continued, “We look forward to the successful completion of this project and see this favorable federal decision as a significant hurdle overcome in the process.”

Lakes Entertainment, Inc. currently has development and management agreements with three separate Tribes for one new casino operation in Michigan and two in California. Lakes also has agreements for the development of an additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

     Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol “LACO”.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.